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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-49660, 33-62331, 333-12089, 333-26587 and 333-124485 on Forms S-8 of our
reports dated March 12, 2008, relating to the consolidated financial statements and financial statement schedule of P. H. Glatfelter Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB No. 109") and on the effectiveness of P.H. Glatfelter Company and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of P. H. Glatfelter Company and subsidiaries for the year ended December 31, 2007.


/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania


March 12, 2008